FLIR Systems Announces First Quarter 2016 Financial Results

First Quarter Revenue Growth of 10%; Firm-Order Backlog Increases to $613 Million

WILSONVILLE, OR -- (Marketwired - April 26, 2016) - FLIR Systems, Inc. (NASDAQ: FLIR) today announced financial results for the first quarter ended March 31, 2016. First quarter 2016 revenue was $379.5 million, up 10% compared to first quarter 2015 revenue of $344.5 million. On a constant currency basis, first quarter 2016 revenue was up 12% versus the prior year. Operating income in the first quarter was $57.4 million, compared to $65.8 million in the first quarter of 2015. Profitability in comparison to the prior year was negatively impacted by product mix shifts, higher production costs, and unusually low corporate expenses in the prior year.

First quarter 2016 net income was $1.1 million, or $0.01 per diluted share, compared with net income of $47.9 million, or $0.34 per diluted share in the first quarter a year ago. Net income in the first quarter of 2016 was negatively impacted by the recording of $40 million of tax reserves related primarily to the previously disclosed ongoing dispute between the European Commission and the Belgium government over certain tax legislation. Excluding the tax reserve expense, earnings per diluted share were $0.30. Cash provided by operations in the first quarter was $44.9 million.

Revenue from the Surveillance segment was $124.2 million, an increase of 10% from the first quarter results last year. The Instruments segment contributed $79.4 million of revenue during the first quarter, down 5% from the prior year and down 3% on a constant currency basis. The Security segment recorded revenue of $47.1 million in the first quarter, up 21% from the prior year. FLIR's OEM & Emerging Markets segment had $47.8 million of revenue, an increase of 20% over the prior year. Revenue from the Maritime segment was $51.7 million, which was up 1% from the first quarter of 2015 and up 5% on a constant currency basis. The Detection segment contributed $29.3 million of revenue, an increase of 61% from the prior year.

FLIR's backlog of firm orders for delivery within the next twelve months was approximately $613 million as of March 31, 2016, an increase of $9 million during the quarter and an increase of $56 million, or 10%, compared to $557 million at the end of the first quarter of 2015.

"We are pleased with the growth we saw in revenue and backlog in the first quarter. Strength in our government businesses drove our backlog to its highest level since 2008," said Andy Teich, President and CEO of FLIR. "While our profitability was negatively impacted by product mix and increased manufacturing costs, we intend to improve our cost management as we move through the rest of the year. Our product development engine continues to deliver innovative solutions for improving overall safety, security, operational efficiency, and environmental protection. As demonstrated by our recent product introductions, our ability to increase the addressable markets in these areas continues to progress."

Revenue and Earnings Outlook for 2016

Based on financial results for the first three months of 2016 and the outlook for the remainder of the year, FLIR continues to expect revenue in 2016 to be in the range of $1.6 billion to $1.65 billion and net earnings to be in the range of $1.60 to $1.70 per diluted share. This guidance excludes the impact of discrete tax items.

Dividend Declaration

FLIR's Board of Directors has declared a quarterly cash dividend of $0.12 per share on FLIR common stock, payable June 3, 2016, to shareholders of record as of close of business on May 20, 2016.

Conference Call

FLIR has scheduled a conference call at 11:00 a.m. ET (8:00 a.m. PT) today to discuss its results for the quarter. A simultaneous webcast of the conference call and the accompanying summary presentation may be accessed online from a link in the Events section of www.FLIR.com/investor. A replay will be available after 2:00 p.m. ET (11:00 a.m. PT) at this same internet address. Summary first quarter and historical financial data may be accessed online from the Financial Info Database link under the Financials & Filings section at www.FLIR.com/investor.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture, and marketing of sensor systems that enhance perception and awareness. FLIR's advanced systems and components are used for a wide variety of thermal imaging, situational awareness, and security applications, including airborne and ground-based surveillance, condition monitoring, navigation, recreation, research and development, manufacturing process control, search and rescue, drug interdiction, transportation safety, border and maritime patrol, environmental monitoring, and chemical, biological, radiological, nuclear, and explosives (CBRNE) threat detection. For more information, visit FLIR's web site at www.FLIR.com.

Forward-Looking Statements

Statements in this release by Andy Teich and the statements in the section captioned "Revenue and Earnings Outlook for 2016" above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates," or similar expressions) should be considered to be forward looking statements. Such statements are based on current expectations, estimates, and projections about FLIR's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for FLIR's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the impact of FLIR's continuing compliance with U.S. export control laws and regulations and similar laws and regulations, the timely receipt of any necessary export licenses, constraints on supplies of critical components, excess or shortage of production capacity, the ability to manufacture and ship the products in the time period required, actual purchases under agreements, the continuing eligibility of FLIR to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in filings and reports filed with the Securities and Exchange Commission. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and FLIR does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes made to this document by wire services or internet service providers.

                             FLIR SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF INCOME
            (In thousands, except per share amounts)(Unaudited)

                                                    Three Months Ended
                                                         March 31,
                                               ----------------------------
                                                    2016           2015
                                               -------------  -------------

Revenue                                        $     379,472  $     344,517
Cost of goods sold                                   201,782        168,620
                                               -------------  -------------
  Gross profit                                       177,690        175,897

  Operating expenses:
  Research and development                            36,411         34,774
  Selling, general and administrative                 83,902         75,369
                                                ------------  -------------
    Total operating expenses                         120,313        110,143

    Earnings from operations                          57,377         65,754

Interest expense                                       3,447          3,661
Interest income                                         (260)          (247)
Other income, net                                     (1,430)          (700)
                                               -------------  -------------

    Earnings before income taxes                      55,620         63,040

Income tax provision                                  54,495         15,130
                                               -------------  -------------

    Net earnings                               $       1,125  $      47,910
                                               =============  =============

Earnings per share:
  Basic                                        $        0.01  $        0.34
                                               =============  =============
  Diluted                                      $        0.01  $        0.34
                                               =============  =============

Weighted average shares outstanding:
  Basic                                              137,496        139,768
                                               =============  =============
  Diluted                                            138,779        141,472
                                               =============  =============

                             FLIR SYSTEMS, INC.
                         CONSOLIDATED BALANCE SHEETS
                          (In thousands)(Unaudited)

                                                   March 31,    December 31,
                                                     2016           2015
                                                -------------- -------------
                     ASSETS

Current assets:
  Cash and cash equivalents                      $     510,613 $     472,785
  Accounts receivable, net                             298,530       326,098
  Inventories                                          398,870       393,092
  Prepaid expenses and other current assets             82,217        95,539
                                                 ------------- -------------
    Total current assets                             1,290,230     1,287,514

Property and equipment, net                            275,148       272,629
Deferred income taxes, net                              55,877        55,429
Goodwill                                               601,247       596,316
Intangible assets, net                                 138,639       141,302
Other assets                                            52,068        53,210
                                                  ------------ -------------
                                                 $   2,413,209 $   2,406,400
                                                 ============= =============

      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable                               $     106,394 $     139,540
  Deferred revenue                                      33,360        31,933
  Accrued payroll and related liabilities               52,212        54,806
  Accrued expenses                                      35,163        40,930
  Accrued income taxes                                   3,227           201
  Other current liabilities                             39,984        53,241
  Current portion long-term debt                       264,809       264,694
                                                 ------------- -------------
    Total current liabilities                          535,149       585,345

Long-term debt                                          90,000        93,750
Deferred income taxes                                    3,787         3,623
Accrued income taxes                                    53,629        10,457
Other long-term liabilities                             62,615        63,710

Commitments and contingencies

Shareholders' equity                                 1,668,029     1,649,515
                                                 ------------- -------------
                                                 $   2,413,209 $   2,406,400
                                                 ============= =============

                             FLIR SYSTEMS, INC.
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (In thousands)(Unaudited)

                                                    Three Months Ended
                                                         March 31,
                                               ----------------------------
                                                    2016           2015
                                               -------------  -------------

Cash flows from operating activities:
  Net earnings                                 $       1,125  $      47,910
  Income items not affecting cash:
    Depreciation and amortization                     13,939         12,489
    Deferred income taxes                               (227)            96
    Stock-based compensation arrangements              6,088          4,757
  Other non-cash items                                 5,807         (3,303)
  Changes in operating assets and liabilities         18,145         12,978
                                               -------------  -------------
Cash provided by operating activities                 44,877         74,927
                                               -------------  -------------

Cash flows from investing activities:
  Additions to property and equipment                 (9,992)       (13,169)
  Proceeds from sale of property and
   equipment.                                          4,875             30
                                               -------------  -------------
Cash used by investing activities                     (5,117)       (13,139)
                                               -------------  -------------

Cash flows from financing activities:
  Repayments of long term debt                        (3,750)        (3,750)
  Dividends paid                                     (16,507)       (15,377)
  Proceeds from shares issued pursuant
  to stock-based compensation plans                    3,989          4,414
  Excess tax benefit of stock options
   exercised                                           1,041            779
  Other financing activities                               3             (7)
                                               -------------  -------------
Cash used by financing activities                    (15,224)       (13,941)
                                               -------------  -------------

Effect of exchange rate on cash                       13,292        (31,441)
                                               -------------  -------------

Net increase in cash and cash equivalents             37,828         16,406
Cash and cash equivalents:
  Beginning of period                                472,785        531,374
                                               -------------  -------------
  End of period                                $     510,613  $     547,780
                                               =============  =============

                             FLIR SYSTEMS, INC.
              REVENUE AND EARNINGS FROM OPERATIONS BY SEGMENT
                         (In thousands)(Unaudited)

                                                    Three Months Ended
                                                         March 31,
                                               ----------------------------
                                                    2016           2015
                                               -------------  -------------
REVENUE
  Surveillance                                 $     124,151  $     112,901
  Instruments                                         79,418         83,821
  Security                                            47,061         38,806
  OEM & Emerging Markets                              47,845         39,834
  Maritime                                            51,720         50,972
  Detection                                           29,277         18,183
                                               -------------  -------------
                                               $     379,472  $     344,517
                                               =============  =============

EARNINGS (LOSS) FROM OPERATIONS
  Surveillance                                 $      35,240  $      30,166
  Instruments                                         19,496         28,063
  Security                                            (3,645)         3,816
  OEM & Emerging Markets                              10,032          8,779
  Maritime                                             4,998          4,789
  Detection                                            7,880          2,680
  Other                                              (16,624)       (12,539)
                                               -------------  -------------
                                               $      57,377  $      65,754
                                               =============  =============

Investor Relations
Shane Harrison
503-498-3547
shane.harrison@flir.com